Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Amendment No. 2 to Registration Statement No. 333-133877 of our report dated May 5, 2006 relating to the consolidated financial statements and financial statement schedule of El Pollo Loco Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the acquisition of El Pollo Loco Holdings, Inc. on November 18, 2005 by Chicken Acquisition Corp., and certain other parties) appearing in the Prospectus, which is a part of such Registration Statement.

      We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Los Angeles, California
July 7, 2006